Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement No. 333-215351 on Form S-8 of CapStar Financial Holdings, Inc. of our report dated March 8, 2018, relating to the consolidated financial statements and the financial statement schedules of CapStar Financial Holdings, Inc. and subsidiary, which appear in this Annual Report on Form 10-K of CapStar Financial Holdings, Inc. for the years ended December 31, 2017, December 31, 2016, and December 31, 2015.

/s/ Elliott Davis, LLC

Franklin, Tennessee

March 8, 2018